EXHIBIT 99.1

Meridian Resource Announces Third Quarter 2008 Financial Results

HOUSTON, Nov. 6, 2008 (GLOBE NEWSWIRE) -- The Meridian Resource Corporation (NYSE:TMR) today announced its third quarter 2008 financial and operational results. A summary of the quarter's results are:

 * Net Income totaled $699 thousand, or $0.01 per share, which includes the impact of hurricane damage repairs. Excluding this expense, net income would have been $1.6 million or $0.02 per share for the quarter
 * Discretionary Cash Flow totaled $19.9 million
 * Production totaled 3.1 Bcfe, or an average of 33 Mmcfe per day
 * Oil & Gas Revenues totaled $36.8 million
 * Lease Operating Expense totaled $5.9 million
 * Depletion and Depreciation totaled $15.9 million
 * General & Administrative Expense totaled $5.9 million

Net Income

Net income to common shareholders for the third quarter of 2008 was $699 thousand or $0.01 per diluted common share, compared to net income of $750 thousand, or $0.01 per diluted common share for the third quarter of 2007. The variance between the two periods was due primarily to hurricane related expenses of $1.5 million; approximately one month of shut-in production in south Louisiana (estimated at 550 to 600 Mmcfe) caused by the back-to-back storms in the Gulf of Mexico; and expenses related to employee retention payments, offset by improved commodity prices and lower depletion and depreciation. Excluding the hurricane related expenses, the Company's net income would have been approximately $1.6 million, or $0.02 per share.

Production

Production volumes for the third quarter of 2008 totaled 3.1 billion cubic feet of gas equivalent ("Bcfe"), or an average of 33.3 million cubic feet of natural gas equivalent per day ("Mmcfe/d") compared to 4.2 Bcfe or 45.4 Mmcfe per day for the third quarter of 2007. The variance in production volumes between the two periods is due in large part to the impact of hurricanes Gustav and Ike which struck south Louisiana and the upper Texas coast. These storms forced the Company to temporarily shut-in production in its core operating areas. The Company sustained some physical damage from the storms, but more importantly, experienced delays in bringing production back on-line in several of its operating areas due primarily to lack of access to the fields and being shut-in by third party pipelines and processing facilities. The amount of delayed production for the third quarter related to the storms was estimated to be between 550 and 600 Mmcfe.

Oil and Gas Revenues

Oil and gas revenues (which include oil and gas hedging activities) for the third quarter of 2008 totaled $36.8 million, compared to $33.7 million for the third quarter of 2007, an increase of $3.1 million, or 9%. The variance between the two periods for oil and gas revenues was due primarily to the increases in realized commodity prices, partially offset by the reduced level of production referenced above. Natural gas prices increased between the periods from $6.77 per Mcf in the third quarter of 2007 to $9.67 per Mcf for the same period in 2008. Crude oil prices increased from $69.92 per barrel in the third quarter of 2007 to $99.42 per barrel in the same period in 2008. Oil and gas revenues for the first nine months of 2008 were $122 million, up by $8.2 million, or 7% compared to the same period last year.

Lease Operating Expenses

Lease operating expenses for the third quarter of 2008 were $5.9 million, down by $1.1 million compared to $7.0 million for the third quarter of 2007. Third quarter 2008 expenses decreased primarily due to lower insurance costs and a decrease in workovers. Lease operating expenses for the first nine months of 2008 were down by $2.6 million, or 12% compared to the same period last year due primarily to decreased workovers, lower insurance costs, the sale of properties and fewer maintenance related activities.

Depletion and Depreciation

Depletion and depreciation for the third quarter of 2008 was $15.9 million down $1.7 million, or 10%, compared to $17.6 million for the third quarter of 2007. On a per Mcfe basis, depletion and depreciation for the third quarter was $5.19 per Mcfe compared to $4.21 per Mcfe for the third quarter of 2007. The difference between the two periods is due primarily to increased capital costs and lower production. Sequentially, depreciation and depletion expense was also down compared with the second quarter of 2008.

General and Administrative Expenses

General and administrative expenses for the third quarter of 2008 were $5.9 million compared to $4.1 million for the third quarter of 2007. The increase in general and administrative expenses between the periods was primarily due to expenses associated with a former employee's contract settlement, as well as the cost of a non-executive employee retention incentive plan. Sequentially, general and administrative expenses were up slightly compared to the second quarter of 2008 of $5.2 million.

Discretionary Cash Flow

Discretionary cash flow for the third quarter of 2008 was $19.9 million, compared to $20.2 million for the third quarter of 2007. Discretionary cash flow for the first nine months was $66.0 million, down by $5.2 million compared to the same period in 2007. Sequentially, discretionary cash flow was down slightly compared to $20.9 million for the second quarter of 2008.

Conference Call Information

Meridian invites you to listen to its conference call which will discuss the Company's financial and operational results on Thursday, November 6, 2008 at 2:00 p.m. Central time. To participate in this conference call, dial 888.679.8037 (U.S./Canada) or 617.213.4849 (International) five to ten minutes before the scheduled start time and reference Conference ID #47682622. The conference call will be webcast and can be accessed on the Company's website at www.tmrc.com. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 888.286.8010 (U.S./Canada) or 617.801.6888 (International) and referencing Conference ID #82654643.

Non-GAAP Financial Measure

In this press release, we refer to a non-GAAP financial measure we call "discretionary cash flow." As used herein, discretionary cash flow represents net income plus depletion and depreciation, deferred taxes and other non-cash items included in the Consolidated Statements of Operations prepared in accordance with GAAP. Management believes this measure is a financial indicator of our Company's ability to internally fund capital expenditures and service outstanding debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration, exploitation, acquisition and development of oil and natural gas in Louisiana, Texas and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk, target and complete high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR".

Safe Harbor Statement and Disclaimer

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2007.

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         THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                       SUMMARY OPERATIONS DATA
     (In thousands, except prices and per share data, Unaudited)

                                   Q3-08    Q3-07
                                 ------------------ ------------------
                                 Three Months Ended  Nine Months Ended
                                 ------------------ ------------------
                                 Sept 30,  Sept 30, Sept 30,  Sept 30,
                                   2008      2007     2008      2007
                                 --------  -------- --------  --------
 Production:
 Oil (Mbbl)                          174       185       546       635
 Natural Gas (Mmcf)                2,017     3,067     7,159    10,357
 Mmcfe                             3,060     4,173    10,436    14,164
 Mmcfe (Daily Rate)                 33.3      45.4      38.1      51.9

 Average Prices:
 Oil (per Bbl)                    $99.42    $69.92    $95.10    $59.51
 Natural Gas (per Mcf)              9.67      6.77      9.76      7.32
  Per Mcfe                         12.03      8.08     11.67      8.02

 Oil and Natural Gas Revenues    $36,806   $33,709  $121,788  $113,568
 Lease Operating Expenses          5,927     6,964    19,151    21,719
  Per Mcfe                          1.94      1.67      1.84      1.53
 Depletion and depreciation       15,870    17,574    51,498    58,184
  Per Mcfe                          5.19      4.21      4.93      4.11
 Severance and Ad Valorem Taxes    2,551     2,127     8,125     7,590
  Per Mcfe                          0.83      0.51      0.78      0.54
 General and Admin Expense         5,944     4,074    15,234    11,859
  Per Mcfe                          1.94      0.98      1.46      0.84
 Interest Expense                  1,399     1,530     3,922     4,607
  Per Mcfe                          0.46      0.37      0.38      0.33

 Discretionary Cash Flow(1)      $19,924   $20,212   $66,031   $71,205
  Per Mcfe                          6.51      4.84      6.33      5.03

 Net Earnings Applicable to
  Common Stockholders               $699      $750    $5,101    $5,123

 Per Common Share (Basic)          $0.01     $0.01     $0.06     $0.06
 Per Common Share (Diluted)        $0.01     $0.01     $0.05     $0.05

 (1) See accompanying table for a reconciliation of discretionary cash flow to net cash provided by operating activities as defined by
     GAAP.

         THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS
             (In thousands, except per share, Unaudited)

                                   Q3-08    Q3-07
                                 ------------------ ------------------
                                 Three Months Ended  Nine Months Ended
                                 ------------------ ------------------
                                 Sept 30,  Sept 30, Sept 30,  Sept 30,
                                   2008      2007     2008      2007
                                 --------  -------- --------  --------
 Revenues:
 Oil and natural gas             $36,806   $33,709  $121,788  $113,568
 Interest and other                  177       474       379     1,235
                                 --------  -------- --------  --------
 Total revenues                   36,983    34,183   122,167   114,803
                                 --------  -------- --------  --------

 Operating costs and expenses:
 Oil and natural gas operating     5,927     6,964    19,151    21,719
 Severance and ad valorem taxes    2,551     2,127     8,125     7,590
 Depletion and depreciation       15,870    17,574    51,498    58,184
 General and administrative        5,944     4,074    15,234    11,859
 Accretion expense                   482       574     1,580     1,701
 Contract settlement                  --        --     9,894        --
 Hurricane damage repairs          1,462        --     1,462        --
                                 --------  -------- --------  --------
 Total operating costs and
  expenses                        32,236    31,313   106,944   101,053
                                 --------  -------- --------  --------

 Earnings before interest and
  income taxes                     4,747     2,870    15,223    13,750

 Other expenses:
 Interest expense                  1,399     1,530     3,922     4,607
 Taxes on income:
   Current                            23        68        34       180
   Deferred                        2,626       522     6,166     3,840
                                 --------  -------- --------  --------
 Net Earnings applicable to
  common stockholders               $699      $750    $5,101    $5,123
                                 ========  ======== ========  ========

 Net Earnings per share:
  - Basic                          $0.01     $0.01     $0.06     $0.06
                                 ========  ======== ========  ========
  - Diluted                        $0.01     $0.01     $0.05     $0.05
                                 ========  ======== ========  ========

 Weighted average common shares
  outstanding:
  - Basic                         92,349    89,312    91,035    89,298
  - Diluted                       94,143    95,022    94,653    94,869

         THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
                           (In thousands)

                                         Sept. 30, 2008  Dec. 31, 2007
                                          -------------  -------------
 ASSETS                                    (unaudited)
 ------

 Cash and cash equivalents                      $10,883        $13,526
 Restricted cash                                  9,961             30
 Other current assets                            36,332         29,609
                                          -------------  -------------
   Total current assets                          57,176         43,165
                                          -------------  -------------

 Property, equipment and other assets           472,135        440,610
                                          -------------  -------------
   Total assets                                $529,311       $483,775
                                          =============  =============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------

 Current liabilities                            $69,925        $54,128

 Long-term debt, net of current maturities       94,493         75,000

 Other liabilities                               35,622         29,217

 Common stockholders' equity                    329,271        325,430
                                          -------------  -------------
   Total liabilities and stockholders'
    equity                                     $529,311       $483,775
                                          =============  =============

         THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
       SUPPLEMENTAL DISCLOSURE OF NON-GAAP FINANCIAL MEASURES
                      (In thousands, Unaudited)

                                ------------------  ------------------
                                Three Months Ended   Nine Months Ended
                                ------------------  ------------------
                                Sept 30,  Sept 30,  Sept 30,  Sept 30,
                                  2008      2007      2008      2007
                                ------------------  ------------------
 Reconciliation of Discretionary
  Cash Flow to Net Cash Provided
  By Operating Activities:

 Discretionary Cash Flow         $19,924   $20,212   $66,031   $71,205
 Adjustments to reconcile
  discretionary cash flow to net
  cash provided by operating
  activities:
   Net changes in working
    capital                        7,269     5,694     6,845     3,971
                                ------------------  ------------------
 Net Cash Provided By Operating
  Activities                     $27,193   $25,906   $72,876   $75,176
                                ==================  ==================

                  THE MERIDIAN RESOURCE CORPORATION
                       Summary of Natural Gas
                               and
                      Crude Oil Hedge Positions

                    Natural Gas Costless Collars
                    ----------------------------

                      Contracted           Floor             Ceiling
   Contract             Volume             Price              Price
    Period           (Mmbtu/Qtr)         ($/Mmbtu)          ($/Mmbtu)
 ------------        ------------        ---------          ---------
   Q3 - '08             1,230,000          $7.32              $11.23
   Q4 - '08             1,070,000          $7.32              $11.16
   Q1 - '09               780,000          $7.77              $11.07
   Q2 - '09               660,000          $7.75              $10.99
   Q3 - '09               570,000          $7.75              $11.02
   Q4 - '09               520,000          $7.76              $11.02

                     Crude Oil Costless Collars
                     --------------------------

                      Contracted           Floor             Ceiling
   Contract             Volume             Price              Price
    Period            (Bbls/Qtr)          ($/Bbl)            ($/Bbl)
 ------------        ------------        ---------          ---------
   Q3 - '08                64,000         $69.53              $93.84
   Q4 - '08                52,000         $67.88              $92.03
   Q1 - '09                36,000         $80.42             $115.38
   Q2 - '09                31,000         $80.16             $114.96
   Q3 - '09                26,000         $79.81             $114.38
   Q4 - '09                22,000         $80.00             $114.99

CONTACT:  The Meridian Resource Corporation
          Lance L. Weaver
          (281) 597-7125
          lweaver@tmrx.com
          www.tmrc.com